Exhibit 5.4
April 9, 2007
VIA EDGAR
United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Company”) Registration Statement on Form F-10 Consent of Expert
This letter is provided in connection with the Company’s form F-10 registration statement originally dated April 9, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).
On behalf of MineFill Services, Inc. (“MineFill”), I hereby consent to the use of my name and MineFill’s name in connection with reference to my and MineFill’s involvement in the preparation of the following technical reports (the “Technical Reports”):
•	“Technical Report and Updated Preliminary Assessment of the Ivanhoe Gold Project, Nevada, USA”;

•	“Technical report on Exploration Activities at the Hollister Gold Project, Nevada, USA”;

•	“Technical report on the Resource Estimate on the Burnstone Property, Mpumalanga Province, South Africa”; and

•	“Technical Report on the Feasibility Study for the Burnstone Gold Project, South Africa”,
and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports in the Registration Statement.
Yours truly,
MineFill Services, Inc.
/s/ David M. Stone
Dr. David M. Stone, P.Eng.
(B.C. Reg. #15025)